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                                                                    EXHIBIT 12.1

                          WESTERN WIRELESS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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                                                                             YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------------------------------------
                                                        2000           2001            2002           2003           2004
                                                      ---------     ----------      ----------      ---------      ---------
Income (loss) from continuing operations
  before benefit (provision) for income taxes and
  cumulative change in accounting principle           $  65,406     $ (137,299)     $  (92,187)     $  36,907      $ 141,789

Adjust for:
  Minority interests in net income (loss)
   of consolidated subsidiaries                          (2,058)       (17,799)         (8,107)        (4,637)        11,454
  Equity in net (income) loss of unconsolidated
   affiliates, net of tax                                  (658)         7,772          (4,219)        (2,750)        (6,182)
                                                      ---------     ----------      ----------      ---------      ---------

Income (loss) from continuing operations before
  benefit (provision) for income taxes,
  cumulative change in accounting principle,
  minority interests in comsoldiated subsidiaries
  and income (loss) form equity investees                62,690       (147,326)       (104,513)        29,520        147,061

Add:
  Fixed charges                                         152,229        163,353         158,791        158,719        140,817
  Amortization of capitalized interest                                     408             965          1,126          1,136

Deduct:
  Interest capitalized                                                  (5,707)         (2,100)          (150)
  Minority interest in pre-tax income of
   subsidiaries that have not incurred fixed
   charges                                                 (223)          (616)           (104)           (17)       (11,394)
                                                      ---------     ----------      ----------      ---------      ---------

     Earnings                                         $ 214,696     $   10,112      $   53,039      $ 189,198      $ 277,620
                                                      =========     ==========      ==========      =========      =========

Fixed Charges:
  Interest and financing expense, net                 $ 152,229     $  157,646      $  156,691      $ 158,569      $ 140,817
  Interest capitalized                                                   5,707           2,100            150
                                                      ---------     ----------      ----------      ---------      ---------

     Fixed Charges                                    $ 152,229     $  163,353      $  158,791      $ 158,719      $ 140,817
                                                      =========     ==========      ==========      =========      =========

Ratio of earnings to fixed charges                         1.41                                          1.19           1.97
                                                      =========     ==========      ==========      =========      =========

Deficiency of earnings to cover fixed charges                       $ (153,241)     $ (105,752)
                                                                    ==========      ==========
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